EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-03910 of our report dated August 9, 2011, relating to the consolidated financial statements of Schmitt Industries Inc., which expresses an unqualified opinion, appearing in this Annual Report (Form 10-K) for the year ended May 31, 2011.

/s/    Moss Adams LLP

Portland, Oregon

August 9, 2011